UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NioCorp Developments Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-1262185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7000 South Yosemite Street, Suite 115 Centennial, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

This Form 8-A/A amends the registration statement on Form 8-A filed on November 21, 2025 by NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”) with the Securities and Exchange Commission (the “SEC”) relating to the Company’s limited-duration shareholder rights plan (the “Rights Plan”) as set forth in the Shareholder Rights Plan Agreement (the “Original Rights Plan Agreement”), dated as of November 21, 2025, by and between the Company and Computershare Investor Services Inc., as rights agent (or any successor rights agent).

On April 6, 2026, following approval by the Company’s shareholders at the 2026 annual general meeting of shareholders, the Company entered into an Amended and Restated Shareholder Rights Plan Agreement (the “Amended Rights Plan Agreement”), by and between the Company and the Rights Agent, which amends and restates the Original Shareholder Rights Plan Agreement in its entirety. The Rights Plan pursuant to the Original Rights Plan Agreement had an initial term of six months and would have expired on May 21, 2026, or earlier upon the redemption of the Rights (as defined within the Amended Rights Plan Agreement) or, provided that a Flip-In Event (as defined within the Amended Rights Plan Agreement) has not occurred, at such date or time as the Company’s Board of Directors (the “Board”) may determine in its sole discretion (the “Expiration Time”).The Amended Rights Plan Agreement amends the definition of the Expiration Time of the Rights Plan to be 5:00 p.m. (Toronto time) on the date of the Company’s annual general meeting of shareholders held in 2027, or earlier upon the redemption of the Rights, or provided that a Flip-In Event has not occurred, at such date or time as the Board may determine in its sole discretion.

The Rights are in all respects subject to and governed by the provisions of the Amended Rights Plan Agreement, which is filed as Exhibit 4.1 to this Form 8-A/A and is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description under the heading “Particulars of Matters to Be Acted Upon—VI – Approve Amendment and Extension of Company’s Shareholder Rights Plan” in the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on February 25, 2026 and is qualified in its entirety by reference to the full text of the Amended Rights Plan Agreement.

Item 2.	Exhibits.
Exhibit Number	Description
4.1	Amended and Restated Shareholder Rights Plan Agreement, dated as of April 6, 2026, between NioCorp Developments Ltd. and Computershare Investor Services Inc. (incorporated by reference to Exhibit 4.1 to NioCorp Development Ltd.’s Current Report on Form 8-K filed with the SEC on April 6, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NIOCORP DEVELOPMENTS LTD.

DATE: April 6, 2026	By:	/s/ Neal S. Shah
Neal S. Shah
Chief Financial Officer